Exhibit 16

Deloitte & Touche LLP 2500 One PPG Place Pittsburgh, PA 15222-5401 USA Tel: +1 412 338 7200 www.deloitte.com

November 20, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of The PNC Financial Services Group, Inc. (“PNC”) Form 8-K dated November 15, 2006 and have the following comments:

1. We have no basis upon which to agree or disagree with the statements made in the first and second paragraphs, except that we agree that we submitted a proposal to serve as PNC’s independent registered public accounting firm for the years ending December 31, 2007, 2008 and 2009.

2. We agree with the statements made in the third paragraph, the fourth paragraph, and the first sentence of each of the fifth and sixth paragraphs.

3. We have no basis upon which to agree or disagree with the statements made in the second sentence of each of the fifth and sixth paragraphs or the seventh paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Member of Deloitte Touche Tohmatsu